REGISTRATION RIGHTS AGREEMENT

Registration Rights Agreement, dated as of March 31, 2000, by and among Sepragen Corporation , a California corporation (the "Company"), and Special Situations Private Equity Fund, L.P. (the "Purchaser").

WHEREAS, the Company and the Purchaser have entered into that certain Securities Purchase Agreement, dated as of March __, 2000 (the "Purchase Agreement"), pursuant to which the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, an aggregate of 1,333,334 shares (each a "Share" and collectively, the "Shares") of the Company's Class A common stock, no par value (the "Class A Common Stock", and together with the Company's Class B Common Stock, no par value, the "Common Stock"); and

WHEREAS, in order to induce the Purchaser to enter into the Purchase Agreement and to purchase the Shares, the Company has agreed to provide registration rights with respect thereto.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Registration Rights Agreement) the following respective meanings:

"Agreement" shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference shall become operative.

"Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California.

"Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

"Holder" shall mean any holder of Registrable Securities.

"NASD" shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

"Registrable Securities" shall mean the Shares, any Other Shares (as defined in the Purchase Agreement) and all shares of Common Stock issued or issuable, from time to time (with any adjustments), as a distribution on, in exchange for or otherwise with respect to the Shares or the Other Shares.

"Requisite Holders" shall mean Holders, holding at the time, a majority of the Registrable Securities.

"Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

2. Required Registration.

(a) Within forty-five (45) days following the Closing Date, the Company shall use its best efforts to file a Registration Statement under the Securities Act on Form SB-2 (or, if not available, on such Form as is then available to effect a registration of all Registrable Securities on a delayed or continuous basis) covering, and shall obtain all such qualifications and compliances as may be required and as would permit the sale and distribution of, all Registrable Securities. The Company shall use its best efforts to secure the effectiveness of such Registration Statement no later than July 15, 2000 (the "Effective Date).

(b) The Company shall use its best efforts to cause the Registration Statement or Registration Statements filed pursuant to this Section 2 to remain effective until the earlier of (i) the date on which all Registrable Securities shall have been sold and (ii) the second anniversary of the Effective Date; provided, however, that such two-year period shall be extended by any period of time during which (i) effectiveness of the Registration Statement(s) is suspended due to the issuance of a stop order or otherwise or the Company has notified the Holders pursuant to Section 4(vi)(F) hereof that such Registration Statement(s) is unavailable to the Holders or (ii) the Registration Statement(s) does not cover the sale of all Registrable Securities.

3. Registration Piggyback.

(a) If the Company at any time proposes to file on its behalf and/or on behalf of any of its security holders (the "demanding security holders") a Registration Statement under the Securities Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form) for the general registration of securities, the Company will give written notice to all Holders at least 30 days before the initial filing with the Commission of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as may be requested by such Holders.

(b) Each Holder desiring to have Registrable Securities registered under this Section 3 shall advise the Company in writing within 10 Business Days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration shall be requested. The Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration shall be requested, subject to the next sentence, and shall use its best efforts to effect registration under the Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise the Company that, in such underwriter's opinion, the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company or such demanding security holders would adversely affect the distribution or marketability of such securities being registered by the Company, then all selling security holders shall reduce the amount of securities each intended to distribute through such offering on a pro rata basis to such level that, in the underwriter's opinion, will not adversely affect the distribution or marketability of the securities being registered by the Company. If a Holder shall decide not to include all of its Registrable Securities in such Registration Statement, such Holder nevertheless shall continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, in each instance upon the terms and conditions set forth herein. The right to registration of Registrable Securities under this Section 3 shall not be construed to limit in any way the obligation of the Company to register the Registrable Securities under Section 2.

4. Registration Procedures.

(a) In connection with the registration of Registrable Securities under Section 2, and if the Company shall be required by the provisions of Section 3 to effect the registration of any Registrable Securities, the Company will, as expeditiously as possible:

(i) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and, in the case of a registration pursuant to Section 2, use its best efforts to cause such Registration Statement to become and remain effective as of the dates and for the period of time specified in Section 2(b) hereof;

(ii) before filing a Registration Statement, furnish to the Holders of the Registrable Securities covered by such Registration Statement and any attorney retained by any such Holder (i) copies of all such documents proposed to be filed, which documents will be subject to the review and comment of such Holders and their counsel and (ii) such other information as shall be reasonably requested, and will not file any Registration Statement to which the holders of at least a majority of the Registrable Securities covered by such Registration Statement shall reasonably object;

(iii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement until the time specified in Section 2(b) hereof;

(iv) furnish to each selling Holder such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling Holder may reasonably request;

(v) use its best efforts to prevent the entry of any stop order issued or threatened by the Commission or any state regulatory authority with respect to any Registration Statement covering Registrable Securities, and take all reasonable actions to remove it if entered;

(vi) use its best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States as shall be reasonably requested by each Holder (provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required to enable such Holder to consummate the disposition in such jurisdiction of the Registrable Securities covered by such Registration Statement;

(vii) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(ix) use its best efforts to cause all Registrable Securities to be listed on any securities exchange, quotation system, market or over-the-counter bulletin board, if any, on which the Class A Common Stock shall then be listed;

(x) permit any Holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(xi) promptly (but in any event, within two (2) business days) notify the selling Holders of Registrable Securities and their counsel and confirm such notice in writing:

(A) when a prospectus or any supplement or post-effective amendment to such prospectus has been filed, and, with respect to a Registration Statement or any post-effective amendment thereto, when the same has become effective;

(B) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus or for additional information;

(C) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any prospectus or the initiation of any proceedings by any entity for that purpose;

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale under the securities or blue sky laws of any jurisdiction, or the contemplation, initiation or threatening, of any proceeding for such purpose;

(E) of the happening of any event that makes any statement made in such Registration Statement untrue in any material respect or that requires the making of any changes in such Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of any prospectus), not misleading; or

(F) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(b) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as shall be reasonably requested by the Company and as shall be required in connection with the action taken by the Company and that such Holder executes and delivers the form of underwriting agreement and any other questionnaires, powers of attorney or other typical underwriting documents required by the managing underwriter, if any, with respect to the registration in which such Holder is participating.

5. Default Shares.

(a) In the event that the Registration Statement or Registration Statements required to be filed pursuant to Section 2 hereof shall not be declared effective by July  15, 2000 (the "Target Effective Date"), the Company shall issue and deliver, free of charge and without cost, to the Holders (i) within ten (10) days of the Target Effective Date, certificates representing a number of fully paid, non-assessable shares of Common Stock equal to the aggregate of 1% of the Shares (with additional shares issued pursuant to this Section 5(a) referred to as "Default Shares"), and (ii) if such Registration Statement shall not have been declared effective at the end of each thirty (30) day period following the Target Effective Date, within ten (10) days of each such thirty (30) day period, additional certificates representing a number of fully paid, non-assessable shares of Common Stock equal to the aggregate of 1% of such Shares.

(b) Any Default Shares shall be allocated pro rata among the Holders. Any and all shares of Common Stock issued and delivered by the Company pursuant to this Section 5 shall constitute "Registrable Securities," and the Company shall be required to register them under the Securities Act in accordance with the provisions of this Agreement.

(c) The remedies provided for in this Section 5 shall be in addition to any other remedies available to the Purchaser under this Agreement, at law or in equity.

6. Expenses. All expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to the filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration, expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 4, fees and disbursements of one special counsel for the Holders of Registrable Securities being registered for sale and fees for listing of Shares on each securities exchange, NASDAQ or OTC bulletin board on which the Class A Common Stock is then listed, shall be paid by the Company, except that the Company shall not be liable for any discounts or commissions to any underwriter with respect to Registrable Securities.

7. Indemnification and Contribution.

(a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Holder of such Registrable Securities, such Holder's directors, officers, partners and agents, and each other person (including each underwriter) who participated in the offering of such Registrable Securities and each other person, if any, who controls such Holder or such participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or any such director, officer, partner, agent or participating person or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Holder or such director, officer, partner, agent or participating person or controlling person for any legal or any other expenses reasonably incurred by such Holder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or such director, officer, partner, agent or participating person or controlling person, and shall survive the transfer of such Registrable Securities by such Holder.

(b) Each Holder shall indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by such Holder specifically for use in the following documents and contained, on the effective date thereof, in any Registration Statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the provisions of this paragraph (b), no Holder shall be required to indemnify any person pursuant to this Section 7 in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.

(c) If any claim, action, suit or proceeding (a "Proceeding") shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the Person from whom indemnity shall be sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination shall not be subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof if (1) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding or (2) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised in writing by counsel, a copy of which shall be provided to Indemnifying Party, that a conflict of interest will exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it shall elect to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, effect any settlement of any pending Proceeding in respect of which any Indemnified Party shall be a party, unless such settlement shall include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent herewith) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it shall be ultimately determined that an Indemnified Party shall not be entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it shall be finally judicially determined that such Indemnified Party shall not be entitled to indemnification hereunder).

(d) If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, shall have been made by, or shall relate to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary contained herein, a Holder shall be liable or required to contribute under this Section 7(d) for only that amount as shall not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement.

8. Rule 144. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

9. Miscellaneous.

(a) No Inconsistent Agreements. The Company has not entered into, and will not hereafter enter into, any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement. The Company has not previously entered into any agreement with respect to any of its securities granting any registration rights to any person that is currently in effect, except as set forth in the Schedules to the Purchase Agreement.

(b) Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof shall be validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless the Company has obtained the written consent of the Requisite Holders.

(d) Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

(i) If to any Holder, at its last known address appearing on the books of the Company maintained for such purpose.

(ii) If to Company, at

Sepragen Corporation

30689 Huntwood Avenue

Hayward, CA 94544

Attention: Chief Executive Officer

Facsimile No.: (925) 476-0655

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including any person to whom Registrable Securities shall be transferred in a private transaction exempt from registration.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Each of the Company and the Holders irrevocably consents to the exclusive jurisdiction of the United States Federal courts and state courts located in Alameda and San Francisco Counties, California, in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process on the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any manner permitted by law. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(h) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) Entire Agreement. This Agreement, together with the Purchase Agreement, represents the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

SEPRAGEN CORPORATION

By: /s/Vinit Saxena

Name: Vinit Saxena

Title: President

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By: /s/David Greenhouse

Name:

Title: